FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of August 1, 2004, by and between PLANTRONICS, INC., a Delaware corporation ("Company"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Company is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Company and Bank dated as of July 31, 2003, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Company have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that, effective as of the date hereof, the Credit Agreement shall be amended as follows:

  The term "Applicable Commitment Fee Percentage" is hereby amended to read " as follows:

  "Applicable Commitment Fee Percentage" means, on any date, one-tenth of one percent (0.10%) per annum.

  In the definition of the term "Revolving Termination Date", the reference to "July 31, 2005" is hereby amended to read "August 1, 2006."

  In Section 2.10 ("Commitment Fee"), the phrase:

      "computed on a monthly basis in arrears on the last Business Day of each calendar month based on the daily utilization for that month as calculated by the Bank"

  is hereby amended to read:

      "computed on a quarterly basis in arrears on the last day of each calendar quarter based on the daily utilization for that quarter as calculated by the Bank";

  and, the phrase:

      "due and payable monthly in arrears on the last Business Day of each month commencing on August 31, 2003 through the Revolving Termination Date"

  is hereby amended to read:

      "due and payable quarterly in arrears on the last day of each calendar quarter commencing on September 30, 2004 through the Revolving Termination Date."

  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

  Company hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Company further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

 PLANTRONICS, INC.

By: ____________________________
Barbara V. Scherer
Senior Vice President, Finance &
Administration and
Chief Financial Officer

By: ____________________________
Richard R. Pickard
Vice President, Secretary and
General Counsel
WELLS FARGO BANK, NATIONAL ASSOCIATION By: ____________________________ Patrick Bishop Vice President